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Exhibit 99.1
News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES
$1.84 EPS FOR FIRST QUARTER 2003
Increased EPS Guidance Range to $7.40-$7.50 for Fiscal 2003

        IRVINE, CA, April 16, 2003...New Century Financial Corporation (NASDAQ: NCEN) announced today results for the three months ended March 31, 2003.

Financial Results

        For the three months ended March 31, 2003, net earnings increased to $45.7 million, or $1.84 per share on a diluted basis, compared with $30.9 million, or $1.21 per share, for the same quarter a year ago, an increase in earnings per share of 52.1%. Total revenues for the quarter increased to $181.0 million, compared with total revenues of $112.3 million for the same quarter a year ago.

Operational Highlights

  •
  Record production of $4.7 billion for the quarter

  •
  Record cash and liquidity of $212.5 million

  •
  Completed first on-balance sheet securitization totaling $494 million

  •
  Negotiated forward sales of $3.4 billion

  •
  Increased 2003 EPS range to $7.40—$7.50

	Three Months Ended
Financial Summary (in thousands except per share data)
	3/31/03	3/31/02
Total revenues	$180,988	$112,298
Earnings before income taxes	$78,057	$53,263
Net earnings	$45,739	$30,918
Income available to common stockholders	$45,739	$30,476
Diluted earnings per share	$1.84	$1.21
Diluted wtd avg. shares outstanding	24,828	25,560

        "Our financial results at March 31, 2003 were the best first quarter results recorded in New Century's history," said Robert K. Cole, Chairman and CEO. "Record loan production, a favorable secondary market and the continued strong demand from our borrowers all contributed to the record financial results. We are raising our EPS estimate from $7.25 to a range of $7.40—$7.50 for fiscal 2003 anticipating that favorable industry conditions will continue and reflecting the benefits of our Stock Repurchase Program," added Cole.

Loan Originations

        First quarter loan production totaled approximately $4.7 billion, an increase of 76.6% over the corresponding period a year ago.

        "We are extremely pleased with our record level of loan originations in the first quarter," said Brad A. Morrice, Vice Chairman and President. "Because first quarter is historically a softer quarter for loan production, these results put us solidly on track towards our annual production target of $18 billion," added Morrice.

        The following table summarizes our loan originations by channel, by product type and by risk grade for the periods shown (000's):

	Three Months Ended 3/31/03		Three Months Ended 3/31/02
Origination Channels
	Amount	%	Amount	%
Wholesale	$4,078,647	87.0	$2,245,482	84.6
Retail	452,283	9.6	382,245	14.4
Anyloan	158,541	3.4	27,998	1.0

Total	$4,689,471	100.0	$2,655,725	100.0
Product Mix
Fixed Rate	$1,242,633	26.5	$682,962	25.7
Adjustable Rate	3,446,838	73.5	1,972,763	74.3

Total	$4,689,471	100.0	$2,655,725	100.0

	Three Months Ended 3/31/03
Risk Grades	Amount	%	Avg. LTV	FICO
Alt A	$123,863	2.6	83.4	692
A+	3,219,342	68.6	82.8	613
A-	632,322	13.5	77.0	564
B	547,077	11.7	74.7	547
C/C-	166,867	3.6	68.8	541

Total	$4,689,471	100.0	80.6	598

Improving Credit Quality

        The percentage of loan originations in our Alt-A/A+ and C credit grades, as well as the average FICO scores for our loans, for the periods indicated are as follows:

Credit Grades	1Q03	4Q02	3Q02	2Q02	1Q02
% of Alt-A / A+	71.2%	61.3%	57.9%	57.0%	57.5%
% of C	3.6%	4.4%	4.7%	5.0%	5.5%
FICO Score	598	600	596	595	597

        The increase in percentage of Alt-A / A+ credit grade originations is directly the result of our product expansion efforts in these areas. In evaluating our optimal product mix, we have concluded that growing our production in the top two credit grades provides the best value to New Century.

Net Operating Margin

        The following table sets forth the components of operating margin for the periods indicated:

	Qtr. Ended 3/31/03	Qtr. Ended 12/31/02	Qtr. Ended 09/30/02	Qtr. Ended 06/30/02	Qtr. Ended 03/31/02
Gain on sale (a)	4.07%	4.88%	4.72%	4.77%	4.44%
Net interest income (b)	0.52%	0.53%	0.45%	0.55%	0.63%
Loan acquisition costs	(2.61)%	(2.46)%	(2.42)%	(2.29)%	(2.09)%

Operating margin	1.98%	2.95%	2.75%	3.03%	2.98%

(a)
Excludes additions to loan loss allowances and losses on securitization pool repurchases.

(b)
Net interest income represents net interest on unsold inventory divided by origination volume for the corresponding period.

        The net operating margin decreased in the first quarter of 2003 as a result of:

  •
  Lower net execution in loan sales, due to seasonality in whole loan prices, and

  •
  Higher loan acquisition costs, primarily as a result of a shift in the mix of loan production toward a higher percentage of wholesale production.

        The following table sets forth the components of loan acquisition costs for the periods indicated:

	1Q03	4Q02	3Q02	2Q02	1Q02
Points and Fees
Wholesale	(0.75)%	(0.74)%	(0.71)%	(0.49)%	(0.41)%
Retail	4.10%	4.01%	4.30%	4.37%	4.42%
Anyloan	(0.74)%	(0.69)%	(0.65)%	(0.63)%	(0.51)%
Net Points and Fees	(0.29)%	(0.17)%	(0.11)%	0.15%	0.29%
Overhead	(2.32)%	(2.29)%	(2.31)%	(2.44)%	(2.38)%
Loan Acquisition Cost	(2.61)%	(2.46)%	(2.42)%	(2.29)%	(2.09)%
Wholesale and Anyloan Production as a % of Total Production	90.3%	87.9%	88.1%	86.8%	85.5%

        The table above illustrates the components of the loan acquisition costs. As discussed above, the increasing percentage of wholesale production impacted the combined net points and fees and therefore the total loan acquisition costs while operating expenses generally kept pace with volume.

        Loan acquisition cost is a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling loan acquisition costs to the expenses in our income statement and presented in accordance with GAAP is included in Addendum A to this earnings release. This reconciliation includes items which reconcile overhead as illustrated above to the income statement. Net points and fees, however, are deferred at origination under GAAP and recognized when the related loans are sold.

Forward Sale Commitments

        Current forward sales, totaling $3.4 billion, will be delivered during the second quarter of 2003. The average price for these forward sales commitments is higher than the average price for sales completed in the first quarter of 2003.

Secondary Market Transactions

        The following table summarizes our secondary market transactions for the periods shown below (000's):

	Three Months Ended
	3/31/03		3/31/02
	Amount	% of Sales	Amount	% of Sales
Whole Loan Sales	$4,107,742	88.4	$1,622,224	64.0
Securitizations	—	0.0	845,477	34.0

Total Premium Sales	$4,107,742	88.4	$2,467,701	98.0
Discounted Loan Sales	47,482	1.0	49,062	2.0

Total Sales	$4,155,224	89.4	$2,516,763	100.0
On-balance sheet securitizations	493,605	10.6	—	—

Total Secondary Market Transactions	$4,648,829	100.0%	$2,516,763	100.0%
Total Sales as a % of production	88.6%		94.8%

        The following table reflects the components of our gain on sale of loans for the periods shown below (000's):

	Three Months Ended
	3/31/03		3/31/02
	$	%	$	%
Whole loan sales	$155,641		$63,595
Net gain on securitizations	—		37,098
Mortgage servicing rights	18,967		14,661

	$174,608	4.25%	$115,354	4.68%
Loss on loans sold at a discount	(7,242)		(13,200)
Adjustments to loss allowances	2,000		(10,971)

Subtotal	$169,366	4.08%	$91,183	3.62%
Premiums paid to acquire loans	$(34,847)		$(14,919)
Hedge gain (loss)	(436)		4,090
Fair value adjustment	1,606		(3,889)
Net deferred origination costs	(9,887)		1,968

Net Gain on Sale	$125,802	3.03%	$78,433	3.12%

        As indicated in the table above, volumes were substantially higher in 2003 and net gain on sale of loans on a percentage basis was higher than the same period last year, 4.08% versus 3.62%. This was the result of significantly lower losses on discounted sales and provision for losses in 2003, partially offset by higher premium loan sale prices in 2002. Discounted sales and provision for losses in 2002 included the impact of loans repurchased from securitizations trusts, which represented $15.8 million of the combined $24.2 million in discounted sales and provision for losses in 2002.

On-Balance Sheet Securitization Transaction

        In January, we completed an on-balance sheet securitization, New Century Home Equity Loan Trust, Series 2003-1, that was backed by $494 million of fixed- and adjustable-rate mortgage loans underwritten by Salomon Smith Barney and Morgan Stanley. Credit enhancement was provided in the form of subordination and a fully funded over-collateralization account of 2.0% of the collateral balance at closing.

        The securitization was structured as a financing versus a sale resulting in the recording of loans held for investment as an asset and financing on loans held for investment as a liability. We retained ownership of the BBB- bonds equal to 1.5% of the total balance, and a net interest margin security. This strategy is designed to maximize the net interest spread from the transaction, which is projected as follows:

Weighted average coupon	7.70%
Servicing expense	(0.30)%
Pass-thru to bondholders(1)	(2.15)%
Annualized losses(2)	(1.25)%
Loss on derivatives	(0.25)%

Projected net interest spread	3.75%

(1)
Based on a one-month LIBOR of 1.35% plus an average spread of 80 basis points.

(2)
Static pool losses of 4.0% annualized.

        Using historical prepayment and loss assumptions, this transaction is projected to contribute to future earnings per share as follows:

2003	$0.25
2004	$0.22
2005	$0.15
2006	$0.07
2007	$0.03
2008	$0.01

Total	$0.73

        This estimate assumes the build-up of an allowance for loan losses in anticipation of loan losses projected to occur during the foreseeable future. Had these loans been sold in a whole loan transaction, earnings per share would have been increased by approximately $0.50 per share during the first quarter.

        "Our ability to build long term earnings potential and balance sheet strength while delivering current EPS above expectations will be a very effective strategy to create long-term stockholder value," said Edward F. Gotschall, Vice Chairman and Chief Financial Officer.

Repurchase Allowances

        We establish our repurchase allowances to provide for future repurchase obligations pursuant to representations and warranties in our loan sale agreements and for elective repurchases of loans from prior securitizations. We apply the historic rate of repurchases, the percent of those repurchases that are resold at a loss, and the historic loss severity on such repurchases to our recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

        As of March 31, 2003, the components of our repurchase allowance, which are included in Other Liabilities on the balance sheet, are ($'s in thousands):

Quarter Ended 3/31/03
Whole Loan Sale Repurchase Obligations:
First quarter whole loan sales	$4,108,000
Historic repurchase rate	1%
Historic percentage of repurchases resold at a loss	65%
Average loss on discounted sales	30%
Estimated loss on future repurchases	$8,011
Other allowances	$4,731

Total repurchase allowance	$12,742

Residual Securities

        As of March 31, 2003, residual interests totaled $223.2 million, $175.0 million of which was in over-collateralization accounts. Residual interests represent less than 10% of total assets and 53.6% of net worth. We look at a number of factors in evaluating the reasonableness of our quarterly valuation assumptions. These factors include: i) comparing actual cash flows to modeled cash flows, ii) reviewing delinquency and loss performance compared to our expectations and with the industry, iii) comparing prepayments to expectations, and iv) reviewing discount rates to insure they are reasonable and commensurate with the risk.

        Our residuals performed as projected during the first quarter of 2003 and provided $32.0 million in cash flow. As of March 31, 2003, we modified our assumptions as described below:

  •
  We updated the model to the current forward LIBOR curve, resulting in a $3.8 million increase in value. This increase in value more than offsets the hedge loss of $1.3 million; and

  •
  We modeled certain securitizations to fail step-up triggers, delaying cash flows to us, and resulting in a $2.2 million decrease in value.

        These changes resulted in a net write-up in value of $1.6 million.

  Roll-forward of Residual Asset ($'s in millions):

Beginning balance at 12/31/02	$247.0
Cash received during 1Q03	($32.0)
Interest income	$6.6
Fair value adjustment	$1.6

Ending balance at 3/31/03	$223.2

        During the first quarter of 2003, we did not repurchase the $12.0 million in loans from the NC00-1 securitization trust, as planned at the beginning of the quarter. We elected not to make the repurchase because the consequence of the repurchase was not economically beneficial. The decision not to repurchase resulted in the delay of cash flows from this security into future periods. The table below reflects the updated expected cash flows from residual interests.

        The following table shows life-to-date cash flows, as well as forecasted cash flows ($'s in millions):

Actual life-to-date cash flows through 12/31/02	$296.2
Estimated cash flows—2003	$65.5
Estimated cash flows—2004	$39.3
Estimated cash flows—2005	$30.9
Estimated cash flows—Thereafter	$237.1
Total actual and estimated cash flows	$669.0

Legislative and Regulatory Developments

        Predatory Lending Legislation.    In recent years, several state and local laws were introduced, passed or became effective that were designed to eliminate abusive lending practices. This trend continued into the first quarter of 2003. These laws generally expand the current federal definition of what is considered a "high-cost" loan and impose additional restrictions and disclosure requirements as well as more severe penalties relating to loans that fall within that definition.

        Some of these laws cover a significant percentage of non-prime and even some prime loans within the definition of "high-cost." Uncertain standards and other ambiguities coupled with severe penalties that sometimes apply to loan purchasers, not just originators, have had the effect of disrupting the loan origination market in some jurisdictions where these laws have passed.

        Monitoring and Implementation.    Our policy has been to originate only loans that fall beneath the applicable federal, state or local definition of what is a "high-cost" loan. We monitor laws as they are introduced and comment on them directly or through lobbyists or trade groups. As new laws are adopted, we revise our loan origination system, policies and procedures so that we do not originate any loans that fit within the definition of "high-cost."

        Strategy.    We abhor any predatory or abusive lending practices and have extensive policies and controls in place to prevent origination of abusive loans. We also believe that the best way to address the predatory lending issue is through uniform national standards that protect borrowers but also preserve access to affordable credit. Late last year we co-founded the Coalition for Fair and Affordable Lending for the purpose of achieving that goal. We also believe that financial education can play a significant role in eliminating abusive practices by empowering consumers so that they are less vulnerable to predatory tactics. To this end we are expanding our support of financial education and counseling programs.

        Potential Impact.    Each time a new law or regulation has taken effect, we have implemented controls and processes to prevent the origination of loans that would be defined as "high cost". Generally, we have been able to continue to conduct the substantial majority of our business within the thresholds, as we did in California, Illinois and New York. However, in Georgia where the thresholds encompassed virtually all non-prime loans and where the penalties for secondary market participants were exceptionally severe, we were forced to leave the market until amendments were adopted in March 2003 to temper the most extreme provisions of the law, at which time we re-entered the market. Going forward, we expect that most of the new state and local laws will allow us to continue to operate profitably. However, we also expect that a few states and cities will follow the more extreme example of Georgia and that we may need to limit our loan volume in those markets.

Cash and Liquidity

        Our cash and liquidity as of March 31, 2003 was $212.5 million, a $29.6 million increase from December 31, 2002. This increase was a result of net income of $45.7 million and excess residual cash flows of $25.4 million, partially offset by stock repurchases totaling $16.2 million and the $22.2 million investment in the on-balance sheet securitization.

Stock Repurchase Program

        Life-to-Date through April 3, 2003, we have repurchased a total of 2.2 million shares of our three-million share allocation. During the first quarter of 2003, we repurchased 585,500 shares. The average share price for all shares repurchased to-date is $24.27.

        In addition, we repurchased and retired during the first quarter of 2002 approximately 500,000 shares of our stock after the conversion of 4.1 million shares of preferred stock from U.S. Bancorp at $14.00 per share.

        We expect to continue to fund these repurchases with available corporate liquidity. We anticipate that the number of shares to be purchased and the time of the purchase will be based upon the level of cash balances, general business conditions and other factors including alternative investment opportunities. These purchases may be made in the open market, through block trades or in privately negotiated transactions.

Loan Servicing Platform

        Our total servicing portfolio as of March 31, 2003 consisted of $4.1 billion in loans, including $1.9 billion held for sale, $1.0 billion sold servicing retained and $1.2 billion in interim servicing. In addition, as of March 31, 2003, the balance of loans being serviced by Ocwen was $2.6 billion.

        We expect that over time our servicing operation will contribute significantly to our financial results and will help us maintain strong loan performance.

Earnings Guidance For 2003

        "Our business is continuing to grow and secondary market conditions have remained favorable," said Gotschall. "Considering these favorable conditions with our continuing stock repurchase program, we have revised our EPS target for 2003 to a range of $7.40—$7.50 per share."

Conference Call and Webcast

        New Century's quarterly earnings conference call is scheduled to begin at 7:30 a.m., Pacific Daylight Time, on Thursday April 17, 2003. The conference call and an accompanying slide presentation will be broadcast live over the Internet at www.ncen.com. If you would like to participate on the call, please contact either Carrie Marrelli at (949) 224-5745 or Beth Funk at (949) 225-7836 to receive the details for the call. The financial information included in this press release and the slide presentation is available on the "Investor Relations" section of our website.

Summary

        New Century Financial Corporation is a leading nationwide specialty mortgage banking company that, through its subsidiaries, originates, purchases, sells and services residential mortgage loans secured primarily by first mortgage loans on single-family residences.

        At March 31, 2003, New Century originated loans through 5 retail regional processing centers and 66 sales offices operating in 26 states and 14 wholesale regional processing centers operating in 10 states and employed 2,703 Associates.

Safe Harbor Regarding Forward-Looking Statements

        Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and New Century intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include (i) our EPS estimate of $7.40 to $7.50 per share for 2003, (ii) our belief that industry conditions will remain favorable, (iii) our expectation that our loan production for 2003 will be approximately $18 billion, (iv) our belief that growing our production in the top two credit grades provides the best value to New Century, (v) our net interest spread projections and the assumptions relating thereto, (vi) the assumptions as to historical prepayments and losses used to predict our annual earnings per share for 2003 through 2008, (vii) our belief that our ability to build long term earnings potential and balance sheet strength will be a very effective strategy to create long-term stockholder value, (viii) the assumptions used to establish our loan loss allowance, (ix) our expectation that the provision for loan losses will decrease relative to net interest spread income, (x) the assumptions as to interest rates, losses and prepayment speeds used to value our residual securities, (xi) our cash flow projections for 2003, 2004, 2005 and thereafter, (xii) our belief that that best way to address the predatory lending issue is through uniform national standards, (xiii) our belief that financial education can play a significant role in eliminating abusive practices, (xiv) our expectation that that most of the new state and local laws relating to predatory lending will allow us to continue to originate the majority of our product mix, (xv) our expectation that a few states and cities will adopt extreme predatory lending legislation and that we will need to limit our loan volume in those jurisdictions, (xvi) our expectation that we will continue to fund repurchases of our common stock with available corporate liquidity, (xvii) our expectation that the number of shares of our common stock that we purchase and the time of such purchase will be based upon the level of cash balances, general business conditions and other factors including alternative investment opportunities, (xviii) our expectation that over time our servicing platform will contribute significantly to our financial results and will help us maintain our strong loan performance, and (xix) our belief that the presentation for investors of loan acquisition costs provides useful information regarding our financial performance because it allows us to monitor the performance of our core operations which is more complex to do when looking at GAAP financial reports. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) the condition of the U.S. economy and financial system, (ii) the condition of the markets for whole loans and mortgage-backed securities, (iii) the stability of residential property values, (iv) our ability to continue to maintain low loan acquisition costs, (v) the potential effect of new state or federal laws and regulations, (vi) the effect of increasing competition in our sector, (vii) our ability to maintain adequate credit facilities to finance our business, (viii) the interest rate environment, (vii) the outcome of litigation or regulatory actions pending against the Company, (viii) our ability to adequately hedge our residual values, (ix) the accuracy of our assumptions regarding our repurchase allowance and residual valuations, (x) our ability to finalize our forward sale commitments, and (xi) the ability of our servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.

New Century Financial Corporation
Selected Financial Data
Unaudited
(in 000's except per share data)

	Three Months Ended March 31
	2003	2002
Revenues
Gain on sale of loans	$125,802	$78,433
Interest income
Interest income on loans held for sale	39,852	25,977
Interest income on loans for investment	6,296	—
Residual interest income	6,565	7,840
Servicing and other income	2,473	48

Total Revenues	180,988	112,298
Operating expenses
Personnel	49,179	29,358
Interest
Interest on warehouse/aggregation lines	15,822	11,270
Interest on financing/loans held for investment	1,729	—
General and administrative	27,265	13,761
Advertising and promotion	6,187	3,087
Professional services	2,749	1,559

Total Expenses	102,931	59,035
Earnings before income taxes	78,057	53,263
Income taxes	32,318	22,345

Net earnings	$45,739	$30,918

Net earnings available to common stockholders	45,739	30,476
Basic earnings per share	$2.00	$1.49

Diluted earnings per share	$1.84	$1.21

Basic wtd. avg. shares outstanding	22,835	20,440
Diluted wtd. avg. shares outstanding	24,828	25,560

*
Book value per share is computed using fully diluted shares outstanding. Using basic shares outstanding, is $18.03 and $11.53 at March 31, 2003 and 2002, respectively.
Balance Sheet Data: (000's omitted)	March 31, 2003	December 31, 2002	March 31, 2002
Cash and cash equivalents(a)	$57,716	$182,924	$120,239
Loans receivable held for sale, net	1,943,236	1,920,396	1,146,775
Loans held for investment	491,174	—	—
Residual interests in securitizations	223,179	246,964	303,734
Other assets	62,284	52,644	28,357

Total assets	2,777,589	$2,402,928	1,599,105

Borrowings under warehouse lines	$1,375,269	$1,643,214	$632,593
Borrowings under aggregation lines	373,269	242,284	467,229
Financing on loans held for investment	475,867	—	—
Residual financing	—	—	58,127
Subordinated debt	—	—	40,000
Other liabilities	137,042	130,880	128,044
Total stockholders' equity	416,142	386,550	273,112

Total liabilities and stockholders' equity	$2,777,589	$2,402,928	$1,599,105

(a)
Cash and liquidity, which includes available borrowing capacity, grew from $160.5 million at March 31, 2002 to $182.9 million at December 31, 2002 to $212.5 million at March 31, 2003.

Addendum A

Reconciliation of Non-GAAP Measures

        The earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided in this Addendum a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

        The following table is a reconciliation of loan acquisition costs to our expenses in our income statement, presented in accordance with GAAP ($'s in thousands):

	Qtr Ended 3/31/03	Qtr Ended 12/31/02	Qtr Ended 09/30/02	Qtr Ended 06/30/02	Qtr Ended 03/31/02
Total Expenses	$102,931	$94,049	$78,689	$68,137	$59,035
Add / Subtract:
Profit-based Compensation	(4,730)	(6,666)	(7,117)	(4,308)	(4,749)
Servicing Division Overhead	(3,900)	(2,940)	(1,741)	(660)	(502)
Other Division Overhead(a)	(950)	(1,560)	(1,625)	(1,254)	(699)
Provision for Loss and Hedge Loss from on-balance sheet securitization	(5,492)	—	—	—	—
Direct Origination Costs classified as a reduction in gain on sale	38,600	34,400	32,800	29,250	21,600
Interest Expense	(17,552)	(14,392)	(12,719)	(12,207)	(11,270)
Loan Acquisition Cost—Overhead	$108,907	$102,891	$88,287	$78,958	$63,415
Divided by: Quarterly Volume	$4,689,471	$4,477,890	$3,823,073	$3,246,272	$2,661,262
Loan Acquisition Cost Overhead (bps)	2.32%	2.30%	2.31%	2.43%	2.38%

(a)
Includes commercial lending and e-Conduit operations.

        We believe that the presentation of loan acquisition costs provides useful information for investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more complex to do when looking at GAAP financial reports. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

QuickLinks

  Exhibit 99.1 News Release
Safe Harbor Regarding Forward-Looking Statements
New Century Financial Corporation Selected Financial Data Unaudited (in 000's except per share data)
Addendum A Reconciliation of Non-GAAP Measures